UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

Information Required In Proxy Statement

Schedule 14a Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

FRIENDLY ICE CREAM CORPORATION

(Name of Registrant as Specified in Its Charter)

THE COMMITTEE TO ENHANCE FRIENDLY'S THE LION FUND L.P. BIGLARI CAPITAL CORP. WESTERN SIZZLIN CORP. SARDAR BIGLARI PHILIP L. COOLEY

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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The Committee to Enhance Friendly's (the "Committee") is filing materials contained in this Schedule 14A with the Securities and Exchange Commission ("SEC") in connection with the anticipated solicitation of proxies for the election of two nominees as directors at the 2007 annual meeting of stockholders (the "Annual Meeting") of Friendly Ice Cream Corporation ("Friendly"). The Committee has not yet filed a proxy statement with the SEC with regard to the Annual Meeting.

Item 1: The following graphic is on display on billboards in the Wilbraham, Massachusetts and Springfield, Massachusetts areas:

* * * *

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The Committee to Enhance Friendly's (the "Committee") intends to make a preliminary filing with the Securities and Exchange Commission ("SEC") of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of its director nominees at the 2007 annual meeting of stockholders of Friendly Ice Cream Corporation, a Massachusetts corporation (the "Company").

THE COMMITTEE ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE COMMITTEE WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE COMMITTEE'S PROXY SOLICITOR, MORROW & CO., AT ITS TOLL-FREE NUMBER: (800) 607-0088.

The members of the Committee who are anticipated to be participants in the proxy solicitation are The Lion Fund L.P., a Delaware limited partnership, Biglari Capital Corp., a Texas corporation, Western Sizzlin Corp., a Delaware corporation, Sardar Biglari and Philip L. Cooley.

Each member of the Committee may be deemed to be the beneficial owner of 1,182,488 shares of Common Stock of the Company. Each member of the Committee specifically disclaims beneficial ownership of such shares of Common Stock except to the extent of their pecuniary interest therein.